Exhibit 4.30
AGREEMENT AS TO EXPENSES AND LIABILITIES
     AGREEMENT, dated as of April 27, 2007, between REGIONS FINANCIAL CORPORATION, a Delaware corporation (the “Corporation”), and Regions Financing Trust II, a Delaware statutory trust (the “Trust”).
W I T N E S S E T H :
     WHEREAS, the Trust intends to issue its Common Securities (the “Common Securities”) to and receive Debentures from the Corporation and to issue and sell 6.625% Trust Preferred Securities (the “Preferred Securities”) with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Declaration of Trust, dated as of April 27, 2007, as the same may be amended from time to time (the “Declaration”; capitalized terms used herein and not defined herein have the meanings ascribed to them in the Declaration); and
     WHEREAS, the Corporation will directly or indirectly own all of the Common Securities of the Trust and will issue the Debentures;
     NOW, THEREFORE, in consideration of the purchase by each holder of the Preferred Securities, which purchase the Corporation hereby agrees shall benefit the Corporation and which purchase the Corporation acknowledges will be made in reliance upon the execution and delivery of this Agreement, the Corporation and Trust hereby agree as follows:
ARTICLE I
     SECTION 1.1. Guarantee by the Corporation.
     Subject to the terms and conditions hereof, the Corporation hereby irrevocably and unconditionally guarantees to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the “Beneficiaries”) the full payment, when and as due, of any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, “Obligations” means any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to holders of any Preferred Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.
     SECTION 1.2. Term of Agreement.
     This Agreement shall terminate and be of no further force or effect upon the later of (a) the date on which full payment has been made of all amounts payable to all holders of all the Preferred Securities (whether upon redemption, liquidation, exchange or otherwise) and (b) the date on which the Debentures shall have been distributed to the Holders of the Trust Securities as provided in Article IX of the Declaration; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Preferred Securities or any Beneficiary must restore payment of any sums paid in respect of the Preferred Securities, under any Obligation, under the Guarantee Agreement dated the date hereof between the Corporation and Deutsche Bank Trust Company Americas, as guarantee trustee, or under this Agreement for any reason whatsoever.

     SECTION 1.3. Subordination.
     The guarantee and other liabilities and obligations of the Corporation under this Agreement shall constitute unsecured obligations of the Corporation and shall rank subordinate and junior in right of payment to all Senior Debt (as defined in the Supplemental Indenture) of the Corporation to the extent and in the manner set forth in the Indenture with respect to the Debentures, and the provisions of Article Fourteen of the Indenture will apply, mutatis mutandis, to the obligations of the Corporation hereunder. The obligations of the Corporation hereunder do not constitute Senior Debt (as defined in the Supplemental Indenture) of the Corporation.
     This Agreement shall be continuing, irrevocable, unconditional and absolute.
     SECTION 1.4. Waiver of Notice.
     The Corporation hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and the Corporation hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.
     SECTION 1.5. No Impairment.
     The obligations, covenants, agreements and duties of the Corporation under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:
     (a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;
     (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or
     (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust. There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, the Corporation with respect to the happening of any of the foregoing.
     SECTION 1.6. Enforcement.
     A Beneficiary may enforce this Agreement directly against the Corporation and the Corporation waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against the Corporation.

     SECTION 1.7. Subrogation.
     The Corporation shall be subrogated to all rights (if any) of the Trust in respect of any amounts paid to the Beneficiaries by the Corporation under this Agreement; provided, however, that the Corporation shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Agreement.
ARTICLE II
     SECTION 2.1. Assignment.
     This Agreement may not be assigned by either party hereto without the consent of the other, and any purported assignment without such consent shall be void; provided, however, that, upon any transfer of the Common Securities, this Agreement shall be assigned and delegated by the Corporation to its successor with such transfer without any action by either party hereto.
     SECTION 2.2. Binding Effect.
     This Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Corporation and shall inure to the benefit of the Beneficiaries.
     SECTION 2.3. Amendment.
     So long as there shall remain any Beneficiary or any Preferred Securities of any series shall be outstanding, this Agreement may not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Preferred Securities without the consent of such Beneficiary or the holders of the Preferred Securities, as the case may be.
     SECTION 2.4. Notices.
     Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), telex or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex):
Regions Financing Trust II
c/o Regions Financial Corporation
1900 Fifth Avenue North
Birmingham, Alabama 35203
Facsimile No.: (205) 581-7629
Attention: General Counsel
Regions Financial Corporation
1900 Fifth Avenue North
Birmingham, Alabama 35203
Facsimile No.: (205) 581-7629
Attention: General Counsel

     SECTION 2.4. Governing Law.
     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

REGIONS FINANCIAL CORPORATION

By:	/s/ Eric J. Haas

Name:	Eric J. Haas
Title:	Executive Vice President and Treasurer

REGIONS FINANCING TRUST II

By:	/s/ Dana Nolan

Name:	Dana Nolan
Title:	Administrative Trustee